SCHEDULE 14C
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INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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DREYFUS BNY MELLON FUNDS, INC.
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DREYFUS SELECT MANAGERS LONG/SHORT FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to the appointment of two additional sub-advisers for Dreyfus Select Managers Long/Short Fund (the "Fund"), a series of Dreyfus BNY Mellon Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Standard Pacific Capital, LLC ("Standard Pacific") and Kingsford Capital Management, LLC ("Kingsford Capital" and together with Standard Pacific, the "New Sub-Advisers") as new sub-advisers, each to manage a portion of the Fund's assets.  In conjunction with such appointment, the Board approved (i) a new sub-investment advisory agreement, on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Standard Pacific and (ii) a new sub-investment advisory agreement, on behalf of the Fund, between Dreyfus and Kingsford Capital (together, the "New Sub-Advisory Agreements").  As was previously communicated to you in a supplement to the Fund's Prospectus, dated July 24, 2014, each New Sub-Adviser began managing its allocated portion of the Fund's investment portfolio on August 15, 2014.

Further information about the New Sub-Advisers and the approval of the New Sub-Advisory Agreements is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-DREYFUS.

Sincerely,

Bradley J. Skapyak
President
Dreyfus BNY Mellon Funds, Inc.

October 20, 2014

Dreyfus Select Managers Long/Short Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Dreyfus BNY Mellon Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Long/Short Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about the appointment of Standard Pacific Capital, LLC ("Standard Pacific") and Kingsford Capital Management, LLC ("Kingsford Capital" and together with Standard Pacific, the "New Sub-Advisers") as additional sub-advisers for the Fund.

In connection with the appointment of the New Sub-Advisers, the Board approved (i) a new sub-investment advisory agreement (the "Standard Pacific Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Standard Pacific and (ii) a new sub-investment advisory agreement (the "Kingsford Capital Sub-Advisory Agreement" and together with the Standard Pacific Sub-Advisory Agreement, the "New Sub-Advisory Agreements"), on behalf of the Fund, between Dreyfus and Kingsford Capital.  The appointment of the New Sub-Advisers and the New Sub-Advisory Agreements were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and Dreyfus (the "Exemptive Order").

This Information Statement is being mailed on or about October 23, 2014 to shareholders of record of the Fund as of October 16, 2014.  Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary.  To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  A copy of the Fund's most recent Semi-Annual Report is available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY THIS INFORMATION STATEMENT AND THE FUND'S MOST RECENT SEMI-ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.DREYFUS.COM/PROXYINFO

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are either unaffiliated with Dreyfus or are wholly-owned subsidiaries (as defined in the 1940 Act) of Dreyfus' ultimate parent company, which is The Bank of New York Mellon Corporation ("BNY Mellon"), and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.  In addition, pursuant to the Exemptive Order, it is not necessary to disclose the sub-investment advisory fee payable by Dreyfus separately to a sub-adviser that is an affiliate in documents filed with the SEC and provided to shareholders; such fees would be aggregated with fees payable to Dreyfus.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention.  This Information Statement provides such notice of the retention of the New Sub-Advisers and presents details regarding the New Sub-Advisers and the New Sub-Advisory Agreements.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $254 billion in 170 mutual fund portfolios.  Dreyfus, a wholly-owned subsidiary of BNY Mellon, is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 35 countries and serving more than 100 markets.  BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace.  BNY Mellon has $28.5 trillion in assets under custody and administration and $1.4 trillion in assets under management.  BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.  BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies.  Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated March 20, 2014.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.

The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-advisers.  The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.  The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on March 19, 2014, and by the Fund's initial shareholder on March 19, 2014.  A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's semi-annual report for the period March 31, 2014 (commencement of operations) to April 30, 2014.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies, and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-advisers for the Fund.  EACM seeks sub-advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-adviser and has the discretion to change the allocations to the sub-advisers when it deems it appropriate.  EACM monitors and evaluates the performance of the sub-advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, is a registered investment adviser specializing in multi-manager investment programs for institutional and high net worth clients representing approximately $5.5 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 2.00% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until April 1, 2015, to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, dividend and interest expenses on securities sold short, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 2.50%.

The following persons are officers and/or directors of Dreyfus:  J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Patrice M. Kozlowski, Senior Vice President–Corporate Communications; Charles Doumar, Vice President–Tax; Kathleen Geis, Vice President; Jill Gill, Vice President–Human Resources; Tracy A. Hopkins, Vice President–Cash Strategies; Anthony Mayo, Vice President–Information Systems; Claudine Orloski, Vice President–Tax; Dean M. Steigauf, Vice President; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; John Pak, Chief Legal Officer; Christopher O'Connor, Chief Administrative Officer; and James Bitetto, Secretary.  Messrs. Skapyak, Connolly, Pak and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer, Mr. Pak serves as Chief Legal Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-ADVISERS

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at an in-person Board meeting held July 23-24, 2014 (the "Meeting"), unanimously approved (i) the appointment of the New Sub-Advisers to serve as sub-advisers for the Fund and (ii) the New Sub-Advisory Agreements between Dreyfus and each of the New Sub-Advisers with respect to the Fund.

Standard Pacific

Standard Pacific is a California limited liability company formed in 1995.  Standard Pacific is located at 101 California Street, San Francisco, California 94111.  As of June 30, 2014, Standard Pacific had approximately $895 million in assets under management.

In managing the portion of the Fund's assets allocated to it, Standard Pacific applies a bottom-up, fundamental analysis to identify dislocations in specific industries or companies in the Asia-Pacific region, determine catalysts to potentially correct such dislocations, and invest accordingly taking either long or short positions.  Standard Pacific focuses on stock-specific volatility rather than beta-driven volatility, and on shorting single stocks rather than indices, baskets or exchange-traded funds.  Standard Pacific seeks to capitalize on its global research resources to develop unique investment opportunities.

Raj Venkatesan is the portfolio manager responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Standard Pacific.  Mr. Venkatesan is a Managing Partner and Portfolio Manager of Standard Pacific, which he joined in 1997.

Standard Pacific does not currently serve as investment adviser or sub-adviser to any registered investment companies having similar investment objectives and policies as the Fund.

Standard Pacific was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting.  Standard Pacific is not affiliated with Dreyfus, and Standard Pacific discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the Standard Pacific Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Standard Pacific out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of Standard Pacific or the implementation of the Standard Pacific Sub-Advisory Agreement.  The fees paid by Dreyfus to Standard Pacific depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to Standard Pacific.  In accordance with procedures adopted by the Board, Standard Pacific may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Standard Pacific by virtue of ownership of stock or other interests of Standard Pacific:  G. Douglas Dillard, Raj Venkatesan, SPH GP, LLC and Standard Pacific Partners, L.P.

Kingsford Capital

Kingsford Capital is a California limited liability company formed in 2001.  Kingsford Capital is located at 1160 Brickyard Cove Road, Point Richmond, California 94801.  As of June 30, 2014, Kingsford Capital had approximately $183 million in assets under management.

In managing the portion of the Fund's assets allocated to it, Kingsford Capital employs a dedicated short selling strategy focusing on U.S. listed equities of small-cap and micro-cap companies.  Kingsford Capital uses a bottom-up process to seek investment opportunities arising from inefficiencies in the marketplace, which it believes can create mispricing of securities.  Employing a research-intensive methodology, Kingsford Capital analyzes the value and viability of identified companies, their managements and their promoters.  These analyses may include reviewing a company's SEC filings and press releases, visiting the company, talking to its competitors and suppliers, reviewing industry and "Wall Street" research reports and various other public records, including news coverage, court documents and Internet "message boards."  Kingsford Capital also uses, to a limited degree, "screening" tools of computer-based databases to find candidates for shorting, based on assorted valuation and financial statement metrics.

Michael I. Wilkins and Louis W. Corrigan are the portfolio managers responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Kingsford Capital.  Mr. Wilkins is Managing Partner and a Co-Portfolio Manager of Kingsford Capital, which he co-founded in 2001.  Mr. Corrigan is a Co-Portfolio Manager of Kingsford Capital, which he joined in 2004.

Kingsford Capital currently employs its dedicated short selling strategy in managing an allocated portion of the investment portfolio of the following registered investment company (a multi-strategy mutual fund that allocates its assets across multiple hedge fund managers):

Name of Investment Company	Net Assets (as of 6/30/2014)	Advisory Fee Rate
Aurora Horizons Fund, a series of Trust for Professional Managers	$198.4 million	*

____________________

*
The Advisory Fee Rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-advisers in a manager of managers arrangement.

Kingsford Capital was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting.  Kingsford Capital is not affiliated with Dreyfus, and Kingsford Capital discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the Kingsford Capital Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Kingsford Capital out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of Kingsford Capital or the implementation of the Kingsford Capital Sub-Advisory Agreement.  The fees paid by Dreyfus to Kingsford Capital depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to Kingsford Capital.  In accordance with procedures adopted by the Board, Kingsford Capital may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Kingsford Capital by virtue of ownership of stock or other interests of Kingsford Capital:  Michael I. Wilkins, Louis W. Corrigan, Kelly A. Mazzucco and Brian M. Cooney.

The New Sub-Advisory Agreements

The New Sub-Advisory Agreements were approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreements.  Both of the New Sub-Advisory Agreements will continue until March 19, 2016, and thereafter are subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreements are substantially similar to those of the sub-investment advisory agreements between Dreyfus and each of Owl Creek Asset Management, L.P., Perella Weinberg Partners Capital Management LP, Sirios Capital Management, L.P. and Union Point Advisors, LLC, the Fund's four other sub-advisers.

Each New Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, the New Sub-Advisers provide investment management of the portion of the Fund's assets allocated to each of them.  The New Sub-Advisers, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to each of them and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to each of them, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others.  The New Sub-Advisers also will perform certain other administrative and compliance-related functions in connection with the management of their respective allocated portions of the Fund's assets.  The New Sub-Advisory Agreements provide that Standard Pacific shall act in accordance with the Investment Advisers Act of 1940, as amended, and that Kingsford Capital shall exercise its best judgment, respectively, in rendering services to the Fund.  The New Sub-Advisory Agreements also provide that the New Sub-Advisers will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of each New Sub-Adviser's duties, or by reason of each New Sub-Adviser's reckless disregard of its obligations and duties, under its respective New Sub-Advisory Agreement.

The New Sub-Advisory Agreements provide that the New Sub-Advisers be compensated based on the average daily net assets of the Fund allocated to each New Sub-Adviser.  Each New Sub-Adviser is compensated from the management fee that Dreyfus receives from the Fund.  Each New Sub-Adviser generally will bear the expenses it incurs in connection with its activities under its respective New Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

The Standard Pacific Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on not more than 60 days' notice to Standard Pacific; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to Standard Pacific; or (iii) Standard Pacific on not less than 60 days' notice to the Company and Dreyfus.  The Kingsford Capital Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (x) Dreyfus on 60 days' notice to Kingsford Capital; (y) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on 60 days' notice to Kingsford Capital; or (z) Kingsford Capital on not less than 90 days' notice to the Company and Dreyfus.  Each New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, each New Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the Meeting, Dreyfus and EACM recommended the appointment of each New Sub-Adviser to serve as a new sub-adviser for the Fund.  The recommendation of the New Sub-Advisers was based on, among other information, EACM's review and due diligence report relating to the New Sub-Advisers and their investment advisory services.  In the opinion of Dreyfus and EACM, the proposed allocation to each New Sub-Adviser of a portion of the Fund's assets would allow the New Sub-Advisers to effectively complement the Fund's four other sub-advisers — Owl Creek Asset Management, L.P., Perella Weinberg Partners Capital Management LP, Sirios Capital Management, L.P. and Union Point Advisors, LLC — and increase portfolio diversification, particularly in light of Kingsford Capital's focus on short selling individual stocks, which should partially offset the net long positions of the Fund's other sub-advisers, and Standard Pacific's Asia-Pacific investment focus, which should enhance the Fund's geographic diversification, and would be in the best interests of the Fund's shareholders.  The target percentage of the Fund's assets to be allocated to each New Sub-Adviser will occur over time.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreements.  In determining whether to approve the New Sub-Advisory Agreements, the Board considered the due diligence materials prepared by EACM and other information, which included:  (i) a copy of each New Sub-Advisory Agreement between Dreyfus and the New Sub-Adviser; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended each New Sub-Adviser for Board approval; (iii) information regarding the nature, extent and quality of the services each New Sub-Adviser would provide to the Fund; (iv) information regarding each New Sub-Adviser's reputation, investment management business, personnel, and operations; (v) information regarding each New Sub-Adviser's brokerage and trading policies and practices; (vi) information regarding the level of the sub-investment advisory fee to be charged by each New Sub-Adviser; (vii) information regarding each New Sub-Adviser's compliance program; and (viii) information regarding each New Sub-Adviser's historical performance returns managing investment mandates similar to the Fund's investment mandate with respect to the portion of the Fund's assets to be allocated to the New Sub-Adviser, with such performance compared to relevant indices.  The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by the New Sub-Advisers.  In examining the nature, extent and quality of the services to be provided by the New Sub-Advisers to the Fund, the Board considered each New Sub-Adviser's: (i) organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) proposed investment strategy for the Fund; (iv) long- and short-term performance relative to unmanaged indices; and (v) compliance program.  The Board specifically took into account each New Sub-Adviser's investment process and research resources and capabilities, evaluating how the New Sub-Adviser would complement the Fund's existing sub-advisers.  The Board also discussed the acceptability of the terms of each New Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements.  The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by the New Sub-Advisers.  The Board concluded that the Fund will benefit from the quality and experience of each New Sub-Adviser's investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by the New Sub-Advisers were adequate and appropriate in light of each New Sub-Adviser's experience with the proposed investment strategy for the portion of the Fund's assets to be allocated to the New Sub-Adviser, each New Sub-Adviser's portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage the New Sub-Advisers, and supported a decision to approve each New Sub-Advisory Agreement.

Investment Performance of the New Sub-Advisers.  Because the New Sub-Advisers were newly-appointed sub-advisers for the Fund, the Board could not consider their investment performance in managing a portion of the Fund's portfolio as a factor in evaluating the New Sub-Advisory Agreements during the Meeting.  However, the Board did review each New Sub-Adviser's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate for the portion of the Fund's assets to be allocated to the New Sub-Adviser.  The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by each New Sub-Adviser in the management of its portion of the Fund's assets.  The Board noted each New Sub-Adviser's reputation and experience with respect to the proposed investment strategy for the portion of the Fund's assets to be allocated to the New Sub-Adviser, the portfolio managers' experience with such investment strategy, and EACM's experience and reputation in selecting, evaluating, and overseeing investment managers.  Based on their consideration and review of the foregoing information, the Board concluded that these factors supported a decision to approve each New Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability.  The Board considered the proposed fee payable under each New Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus and, thus, would not impact the fees paid by the Fund.  The Board recognized that, because each New Sub-Adviser's fee would be paid by Dreyfus, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of Dreyfus and its affiliates with respect to the proposed addition of Kingsford Capital and Standard Pacific as additional sub-advisers for the Fund.  The Board concluded that the proposed fee payable to each New Sub-Adviser by Dreyfus with respect to the assets to be allocated to each New Sub-Adviser in their respective capacities as sub-advisers was reasonable and appropriate and Dreyfus' profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by Dreyfus and the New Sub-Advisers.

Economies of Scale to be Realized.  The Board recognized that, because each New Sub-Adviser's fee would be paid by Dreyfus, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, consideration of economies of scale with respect to the New Sub-Advisers was not relevant to the Board's determination to approve the New Sub-Advisory Agreements.

The Board also considered whether there were any ancillary benefits that may accrue to the New Sub-Advisers as a result of the New Sub-Advisers' relationships with the Fund.  The Board concluded that the New Sub-Advisers may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that the New Sub-Advisers were required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus monitored and evaluated each New Sub-Adviser's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that were expected to accrue to each New Sub-Adviser by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the initial approval of each New Sub-Advisory Agreement was in the best interests of the Fund, and approved the New Sub-Advisory Agreements for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

For the period March 31, 2014 (commencement of operations of the Fund) to April 30, 2014, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of August 29, 2014, the Fund had 21,563,701.577 total shares of common stock issued and outstanding.  Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of August 29, 2014.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	8,000.000	44.9030%

Jeffrey A. Brozek TOD Weston, CT 06883	4,098.361	23.0036%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303	4,024.177	22.5872%

Thomas R. Almeida and Thais A. J. Gherardi JTWROS TOD Darien, CT 06820	932.622	5.2347%

Class C

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	8,000.000	100.0000%

Class I

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	8,000.000	100.0000%

Class Y

Dreyfus Alternative Diversifier Strategies Fund c/o The Dreyfus Corporation 2 Hanson Place Brooklyn, NY 11217	9,558,434.674	44.3961%

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	7,976,000.000	37.0462%

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456	3,995,450.708	18.5577%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of August 29, 2014, the Directors and officers of the Company, as a group, beneficially owned less than 1% of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.